EXHIBIT 10.8

6489 Camden Ave,Suite 105 San Jose, CA 95120 Phone: (408) 927-6200 Fax: (408) 927-9400

AGREEMENT

This Agreement is a binding contractual relationship by and between Integra Micro Systems (P) Ltd. (“Developer”) and Sonasoft, Corp. (“Client”).

WHEREAS, Client has an existing product line for backup and disaster recovery (the “Sonasoft Products”) that work specifically with Microsoft SQL Server; Exchange Server; and File Systems.

WHEREAS, Developer has expertise and resources to assist Client in developing archiving functionality for its backup and disaster recovery products using Microsoft Corporation operating systems (the “Microsoft Archiving Solution”);

WHEREAS, Client wishes to work with Developer in order to develop the Microsoft Archiving Solution;

WHEREAS, Client and Developer agree to go forward with such endeavor on the following terms and conditions.

NOW THEREFORE; It is agreed:

1.           Client will provide the following engineering resources at the following rate to develop, test and debug a robust, retail ready Microsoft Archiving Solution; compatible with the existing Sonasoft Products; with functionality to be agreed upon between the parties:

(a)           Number of Engineers:                                                        _______
(b)           Rate:                                                                                     _______
(c)           Expenses:                                                                             _______
(d)           Budget Total (“Total Project Cost”):                              _______

These parameters may only be changed upon the agreement of the parties.  Developer will provide periodic billings to reflect the costs actually incurred, on a cumulative basis (the “Actual Project Cost”), and these billings will be duly reviewed and approved by Client.

2.           Once completed; Client will use best efforts to market the Microsoft Archiving Solution to customers of Client along with other Sonasoft products.

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6489 Camden Ave,Suite 105 San Jose, CA 95120 Phone: (408) 927-6200 Fax: (408) 927-9400

3.           In exchange, Client shall pay Developer a royalty (the “Royalty” or “Royalties”) on the sale of each Microsoft Archiving Solution, at the following rate:

(a)	Ten percent (10%) of the net proceeds received by Sonasoft for such sale; until such time as two hundred percent (200%) of the Actual Project Cost has been cumulatively received by Developer; then

(b)
Five percent (5%) of the net proceeds received by Sonasoft for such sale; until such time as an additional three hundred percent (300%) of the Actual Project Cost has been received by Developer; resulting to a total payment to Developer of five hundred percent (500%) of the Total Project Cost.

At the point in time that five hundred percent (500%) of the Actual Project Cost has been received by Developer, no further Royalties shall be owed.

In the event that the Microsoft Archiving Solution is bundled with, or sold in such a fashion as to be indistinguishable from, other Sonasoft Products, Client shall make an objectively reasonable allocation between the products for the purposes of determining the Royalties to be paid with each sale.  Additionally, the percentage applied to Royalties paid on OEM sales by Client shall be determined on a case by case basis, at such time Client enters into a specific OEM agreement which covers the Microsoft Archiving Solution.

4.           The Royalties shall be payable only after Client receives payment from its customer for the Microsoft Archiving Solution to which the Royalty applies.  Client shall make a calculation of Royalties owed at the end of each calendar quarter, and shall remit full payment of Royalties owed to Developer within fifteen (15) days thereafter in U.S. dollars.  Developer shall have the right, upon request by Developer, to have payment made in common stock of Client at the then fair market value of such common stock in lieu of cash.  Client will share with Developer the details of each sale which covers the Microsoft Archiving Solution for each calendar quarter, within fifteen (15) days of the end of the quarter.

5.           The payment of the Royalties shall be accelerated, to require a full payment of any unpaid portion of 500% of the Actual Project Cost, in the event of a sale of the Client.  For the purposes of this provision, a “Sale of the Client” shall have occurred if any of the following occurs:

(a)	the direct or indirect sale or exchange in a single or series of related transactions by the shareholders of the Client of more than fifty percent (50%) of the voting stock of the Client;

(b)	a merger or consolidation in which the Client is a party; or

(c)	the sale, exchange, or transfer of all or substantially all of the assets of the Client; or

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6489 Camden Ave,Suite 105 San Jose, CA 95120 Phone: (408) 927-6200 Fax: (408) 927-9400

(d)	the registration of all or a portion of the outstanding shares of the Client on a public exchange.

The payment required under this section shall be paid to Developer within thirty (30) days of the Sale of the Client, as defined above.  Such payment, as with other payments outlined above, may be in U.S. Dollars or, at the option of Developer, in common stock of Client at the then fair market value of such stock.

In addition, upon a Sale of the Client, Developer shall provide a purchaser a first right to negotiate for continued development services of the Sonasoft Products by Developer.

6.           Developer represents and warrants that the Microsoft Archiving Solution shall be completed no later than ___________, 20__ (the “Completion Date”), subject to the specifications of the Microsoft Archiving Solution not undergoing any change prior to the Completion Date.

7.           Developer, upon execution of this Agreement and board approval by Client’s board of directors, shall be granted options to purchase one hundred thousand and no/100 (100,000.00) shares of common, voting stock of Client at the then current fair market value.  Such options will commence on the date of board approval, and shall vest over a period of thirty-six (36) months, so long as Developer continues to provide development support for Client.  In addition, should the Microsoft Archiving Solution be completed on or before the Completion date, Developer shall be issued an option for an additional twenty-five thousand and no/100 (25,000.00) shares of common voting stock of Client, at the then current fair market value.  These additional shares shall also vest over a thirty-six (36) month period, commencing upon the Completion Date of the Microsoft Archiving Solution, and continuing so long as Developer continues to provide development support to the Microsoft Archiving Solution.

8.           Mahesh Kumar Jain, a principal of Developer, upon execution of this Agreement and board approval by Client’s board of directors, shall be appointed to Client’s Board of Advisors.  In conjunction with such appointment, Developer will be granted options to purchase fifty thousand and no/100 (50,000.00) shares of common, voting stock of Client at the then current fair market value.  Such options will commence on the date of board approval, and shall vest over a period of thirty-six (36) months, subject to the standard terms of Client’s Board of Advisors Agreement.

9.           The non-statutory options granted to Developer, pursuant to the previous two paragraphs, contain, among other provisions, a provision indicating that upon the acquisition of Client by a third party under a stock or asset purchase, that the vesting will accelerate, allowing the holder of the options to exercise the purchase of all option stock for a limited period of time.

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6489 Camden Ave,Suite 105 San Jose, CA 95120 Phone: (408) 927-6200 Fax: (408) 927-9400

10.           It is understood that, in developing the Microsoft Archiving Solution, Developer will come into contact with source code and other intellectual property of Client (“Confidential and Proprietary Information”) which includes, in addition to the code, any information and data, oral or written, relating to the Sonasoft Products and future products including but not limited to any concepts, opinions, data, schedules, know-how, designs, technical, operating, costs, process, business and programming information and techniques, business models, competitive strategies, and any documents or record bearing media disclosing such information or techniques which are observed by the Developer or disclosed by or transmitted from Client to the Developer.

The Developer shall treat all confidential or proprietary information in confidence and shall protect the same with the same degree of care as that with which it protects its own confidential or proprietary information.  The Developer shall not, in the absence of the Client’s prior written consent, disclose confidential or proprietary information received from the Client to any person except their own authorized employees who require the same in connection with fulfilling the purposes of this Agreement.  Any such employees shall, prior to receiving any confidential and/or proprietary information, sign a copy of an agreement containing these protective provisions and deliver it to the Client. Notwithstanding the foregoing, the Developer shall have no obligation with respect to any confidential or proprietary information which:

(a)	is already in the Developer’s possession; or

(b)	is, or becomes part of the public knowledge or literature through no wrongful act of the Developer; or

(c)	is approved for release in writing by the Client; or

(d)	is, or was developed independently or is furnished to a third party without a similar restriction on the third party's rights; or

(e)	is, or was already in the public domain; or

(f)	is, or becomes the subject matter of a patent application which is later abandoned; or

(g)	is disclosed pursuant to the lawful requirement or request of a Government Agency.

Nonetheless, the Client shall retain ownership of all title documentation, including notes, drawings, manual drafts, etc., submitted to the Developer for review.  In addition, nothing in this Agreement is intended to grant any rights under any patent or copyright of the Client.

11.           All code developed, utilized or implemented, except third party software agreed to by Client, in the development of the Microsoft Archiving Solutions shall become and/or remain the sole and exclusive property of Client.  The complete and total ownership of such software is a material part of this Agreement and inducement for Client to enter into this Agreement.

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6489 Camden Ave,Suite 105 San Jose, CA 95120 Phone: (408) 927-6200 Fax: (408) 927-9400

12.           Developer will be appointed as a distributor of Sonasoft Products in India and Africa, on terms and conditions to be agreed upon in a Distribution Agreement.  It is anticipated that such agreement shall also delegate the maintenance and support of Sonasoft Products to Developer, with an agreed upon revenue sharing of the standard support and maintenance fee charge to customers of Sonasoft Products.

13.           Any and all notices or other communications required or permitted by this Agreement or by law to be served on or given to any party hereto, shall be in writing and shall, except as otherwise expressly provided in this Agreement or by law, be deemed duly served and given when personally delivered to the party to whom they are directed, or in lieu of such personal service, when deposited in the United States mail, first-class, postage prepaid, addressed to the party intended as a recipient as follows:

DEVELOPER

Integra Micro Systems (P) Ltd.
#4 12th Km Stone, Bellary Road
Jakkur, Bangalore  560 064
Karnataka
INDIA                                                                Attn: Mahesh Kumar Jain

CLIENT

Sonasoft Corp.
6489 Camden Avenue
Suite 105
San Jose, California  95120
U.S.A.                                                                Attn: Andy Khanna

14.           All questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereto shall be governed by the laws of the State of California, U.S.A.  Any disputes arising out of this Agreement shall be governed submitted to the American Arbitration Association in San Francisco, California, and shall be governed by their rules.  Time is of the essence of each and every provision of this agreement.  Subject to any restrictions against assignments herein contained, this Agreement shall inure to the benefit of and be binding on the assigns, successors in  interest, personal representatives, estate, heirs, and legatees of each party hereto.

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6489 Camden Ave,Suite 105 San Jose, CA 95120 Phone: (408) 927-6200 Fax: (408) 927-9400

15.           Developer reserves the right to develop archiving software for platforms other than Microsoft during the course of this Agreement or later, provided that such development shall not use the Confidential and Proprietary Information of Client.

16.           Neither Client nor any of its affiliates or agents will solicit any employee of Developer who is or was involved in the development of the Microsoft Archiving Solution, without the prior written consent of Developer.

17.           This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one agreement notwithstanding the fact that all parties are not signatories either on the same date or to the same counterpart.

18.           This Agreement contains the entire understanding of the parties and constitutes the sole and only agreement between them concerning the subject matter or the rights and duties of any of them in connection with the items discussed in this Agreement.  Any agreements or representations among the parties hereto not expressly set forth in this Agreement are null and void.

IN WITNESS WHEREOF; this Agreement has been executed on the days and dates set out below:

DEVELOPER

Integra Micro Systems (P) Ltd.

By: /s/ Mahesh Kumar Jain                                                                                    Date:   November 1, 2007
       Mahesh Kumar Jain

CLIENT

Sonasoft Corp.

By: /s/ Andy Khanna                                                                                              Date:   November 1, 2007
       Andy Khanna

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